Exhibit 10.72

FIRST AMENDMENT TO

AMENDED AND RESTATED
RECEIVABLES LOAN AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED RECEIVABLES LOAN AGREEMENT (this “Amendment”) is made effective as of December 6, 2013, by and among each of the financial institutions identified under the caption “Lenders” on the signature pages of this Amendment (including without limitation Liberty Bank in such capacity) (each, a “Lender” and collectively, “Lenders”), LIBERTY BANK, a Connecticut non-stock mutual savings bank, as administrative and collateral agent for Lenders (in such capacity, together with its successors in such capacity, “Agent”) and BLUEGREEN CORPORATION, a Massachusetts corporation (“Borrower”).

BACKGROUND

A.           Borrower, Agent and Lenders have previously entered into an Amended and Restated Receivables Loan Agreement dated December 11, 2012 (as it may be amended, restated or supplemented from time to time the “Loan Agreement”).

B.           Borrower has requested and Agent and Lenders have agreed to amend the terms of the Loan Agreement subject to the terms and conditions set forth in this Amendment.

C.           All capitalized terms not defined in this Amendment shall have the meanings set forth in the Loan Agreement.

NOW, THEREFORE, intending to be legally bound hereby and for other good and valuable consideration, the parties agree as follows:

1.           Definitions.

1.1           Section 1.1 of the Loan Agreement shall be and is hereby amended so that the following defined terms read, in their entirety, as follows:

“Receivables Loan Advance Period means the period of time commencing on the date of this Agreement through and including November 30, 2015.”

“Receivables Loan Interest Rate means until the occurrence of an Event of Default:

(a)          From December 1, 2013 until the first calendar day of the following month, at a yearly rate which is equal to three-quarter percent (0.75%) per annum in excess of the WSJ Prime Rate in effect on December 1, 2013, provided that, in no event shall the interest rate on the Receivables Loan be less than 4.25% per annum.

(b)         On each WSJ Prime Rate Adjustment Date, the yearly rate at which interest shall be payable on the unpaid principal balance of the Receivables Loan shall be, as applicable, increased or decreased to a rate which is equal to three-quarter percent (0.75%) per annum in excess of the WSJ Prime Rate in effect on the WSJ Prime Rate Determination Date, provided that, in no event shall the interest rate on the Receivables Loan be less than 4.25% per annum.”

“Receivables Loan Maturity Date means November 30, 2018.”

1.2          Non-Conforming Qualified Timeshare Loan. The following defined term shall be added to Section 1.1 of the Loan Agreement in its proper alphabetical order and shall have the following meaning:

“Non-Conforming Qualified Timeshare Loan means a Timeshare Loan made by Borrower or FBS Developer to a Purchaser or Purchasers in connection with a Qualified Sale which is evidenced by a Qualified Note, secured by a Qualified Mortgage, and meets all of the criteria for a “Qualified Timeshare Loan” except that:

(a)          The Purchaser’s FICO Score is less than 600 notwithstanding subsection (p) of the definition of “Qualified Timeshare Loan”; or

(b)          Such Timeshare Loan, when added to the Qualified Timeshare Loans within the Lender Portfolio Timeshare Loans (excluding No-FICO Score Timeshare Loans and Non-Resident Timeshare Loans), would cause the weighted average FICO Score for all such Timeshare Loans to be less than 680 notwithstanding subsection (q) of the definition of “Qualified Timeshare Loan” and Section 2.2(e)(v) of this Agreement; or

(c)          Such Timeshare Loan, when added to the Qualified Timeshare Loans within the Lender Portfolio Timeshare Loans, would cause the weighted average interest rate for all such Timeshare Loans to be less than 14% per annum notwithstanding subsection (g) of the definition of “Qualified Timeshare Loan” and Section 2.2(e)(vi) of this Agreement; or

(d)          Such Timeshare Loan, when added to the Qualified Timeshare Loans within the Lender Portfolio Timeshare Loans, would cause the outstanding principal balance of all such Timeshare Loans which consisted of Non-Resident Timeshare Loans or No-FICO Score Timeshare Loans to exceed ten percent (10%) of the aggregate outstanding balance of all Qualified Timeshare Loans, notwithstanding Section 2.2(e)(i) or Section 2.2(e)(iii) of this Agreement; or

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(e)          Such Timeshare Loan, when added to the Qualified Timeshare Loans within the Lender Portfolio Timeshare Loans, would cause the outstanding principal balance of all such Timeshare Loans which consisted of Low FICO Score Timeshare Loans to exceed ten percent (10%) of the aggregate outstanding balance of all Qualified Timeshare Loans, notwithstanding Section 2.2(e)(ii) of this Agreement.

In addition, a “Non-Conforming Qualified Timeshare Loan” must also meet the following criteria: (i) the minimum weighted average number of payments made under all such Timeshare Loans shall be at least twenty-four (24); and (ii) the Purchaser under each such Timeshare Loan shall have made at least twelve (12) payments of principal and interest under such Timeshare Loan.”

2.           Qualified Timeshare Loan References. All references in the Loan Agreement and all other Loan Documents to a “Qualified Timeshare Loan” shall also include any “Non-Conforming Qualified Timeshare Loan,” mutatis mutandis.

3.           Loan Amount. Section 2.1 of the Loan Agreement is hereby amended and restated to read, in its entirety, as follows:

“2.1        Loan Amount. Subject to the other provisions and conditions of this Agreement, each Lender (severally, but not jointly) agrees, from time to time during the Receivables Loan Advance Period, to make its Pro Rata Share of Advances under the Receivables Loan to Borrower in amounts equal to the lesser of: (a) the sum of (i) eighty-five percent (85%) of the unpaid principal balance of Qualified Timeshare Loans included within the Lender Portfolio Timeshare Loans assigned to Agent, for the benefit of Lenders, in connection with such requested Advance, plus (ii) fifty percent (50%) of the unpaid principal balance of Non-Conforming Qualified Timeshare Loans included within the Lender Portfolio Timeshare Loans assigned to Agent, for the benefit of Lenders, in connection with such requested Advance, or (b) the Maximum Receivables Loan Amount.

Notwithstanding anything to the contrary contained herein, at no time shall Agent or any Lender be required to make additional Advances to Borrower pursuant to the terms and conditions of this Agreement if, after giving effect to any such Advance, the result is that (i) the aggregate outstanding principal balance of the Receivables Loan based on Advances supported by Non-Conforming Qualified Timeshare Loans exceeds Ten Million Dollars ($10,000,000.00), (ii) the aggregate outstanding principal balance of the Receivables Loan exceeds the Maximum Receivables Loan Amount, or (iii) the aggregate outstanding principal balance of the Receivables Loan owed to any Lender (or its participant), exceeds such Lender’s Commitment Amount.”

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4.           Advances. Section 2.2(e)(ii) of the Loan Agreement is hereby amended and restated to read, in its entirety, as follows:

“(ii)         Notwithstanding the limitations set forth in subsection (p) of the definition of Qualified Timeshare Loan, Timeshare Loans which otherwise satisfy the criteria of a Qualified Timeshare Loan but involve a Purchaser with (A) a FICO Score less than 600 but equal to or greater than 575, and (B) a downpayment (including (1) cash “at the table”, (2) the aggregate sum of principal payments paid by a Purchaser under its promissory note for such Unit at the time of such assignment, and (3) paid-in equity) of at least 20% of the Purchase Price (“Low FICO Score Timeshare Loans”) may be considered Qualified Timeshare Loans, provided that, at any one time not more than 10% of the then outstanding principal balance of all Qualified Timeshare Loans included in the Lender Portfolio Timeshare Loans may consist of such Low FICO Score Timeshare Loans. Notwithstanding anything to the contrary set forth in this Section 2.2(e), the credit of any Purchaser whose Timeshare Loan is submitted to Agent as security as provided in this Section 2.2(e) may be rejected by Agent if such Purchaser’s Evidence of FICO Score (as submitted as part of the Consumer Documents for such Purchaser) reflects a bankruptcy filing which has not been dismissed or discharged as noted therein.”

5.           Supplementary Advances. Section 2.5 of the Loan Agreement is hereby amended and restated to read, in its entirety, as follows:

“2.5        Supplementary Advances. In the event that the outstanding principal balance of the Receivables Loan is less than (a) 85% of the outstanding principal balance of all Qualified Timeshare Loans included within the Lender Portfolio Timeshare Loans, and/or (b) 50% of the outstanding principal balance of all Non-Conforming Qualified Timeshare Loans included within the Lender Portfolio Timeshare Loans, then Borrower may request supplementary Advances in an amount equal to such 85% and/or 50% limitation, as applicable, provided that (a) Borrower submits to Agent a Request for Supplementary Advance in the form attached hereto as Exhibit G, and (b) Agent and Lenders shall have no obligation to make such supplementary Advances (i) more often than once every calendar month, (ii) in an amount less than $100,000, (iii) after the expiration of the Receivables Loan Advance Period, (iv) after the occurrence but only during the continuance of an Incipient Default or an Event of Default, (v) which would cause the aggregate balances of all outstanding Advances to exceed the Maximum Receivables Loan Amount, or (vi) which would result in a violation of any of the limitations set forth in Section 2.2.”

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6.           Non-Utilization Fee. Section 5.3 of the Loan Agreement shall be and is hereby deleted in its entirety and is null and void and of no further force or effect.

7.           Loan Balance Fee. Section 5.5 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“5.5        Loan Balance Fee. Borrower agrees to pay to Agent, for the benefit of Lenders, an annual fee at the beginning of each twelve (12) month period commencing December 1, 2014, in an amount as provided below (the “Loan Balance Fee”):

Average daily balance of Receivables Loan for the preceding twelve (12) month period:	Annual Loan Balance Fee for the next twelve (12) month period:
Less than $20,000,000	$250,000
Greater than or equal to $20,000,000, but less than $27,500,000	$200,000
Greater than or equal to $27,500,000, but less than $35,000,000	$75,000
Greater than or equal to $35,000,000	$0

The Loan Balance Fee shall be fully earned as of the beginning of each twelve (12) month period and be due and payable on or before the date that is fifteen (15) days following the commencement of each such twelve (12) month period (for purposes of clarification, the first payment would be due by December 16, 2014 based on the period commencing December 1, 2013 through and including November 30, 2014).”

8.           Additional Mandatory Payments. Section 6.2 of the Loan Agreement is hereby amended and restated to read, in its entirety, as follows:

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“6.2        Additional Mandatory Payments. Notwithstanding the foregoing, if at any time the aggregate outstanding principal amount of the Receivables Loan outstanding is greater than (a) the sum of: (i) eighty-five percent (85%) multiplied by the remaining principal payments due under Qualified Timeshare Loans comprising the Lender Portfolio Timeshare Loans, plus (ii) fifty percent (50%) multiplied by the remaining principal payments due under Non-Conforming Qualified Timeshare Loans comprising the Lender Portfolio Timeshare Loans or (b) any other restriction or limitation set forth in this Agreement, including without limitation, those set forth in Section 2.2, then within twenty (20) days after notice to Borrower, Borrower agrees to either (a) at Borrower’s sole option (i) prepay (without prepayment premium or penalty) an amount equal to such difference together with accrued interest thereon, or (ii) pledge additional Qualified Timeshare Loans or Non-Conforming Qualified Timeshare Loans as part of the Lender Portfolio Timeshare Loans in an amount sufficient to cure the deficiency, or (b) if requested by Borrower, at Agent’s sole option, prepay (without prepayment premium or penalty), in part, and pledge additional Qualified Timeshare Loans or Non-Conforming Qualified Timeshare Loans, in part, in a total amount sufficient to cure the deficiency. For purposes of calculating required payments under this section, any Delinquent Loans or Timeshare Loans described in Sections 12.1(a), (b), (c) and (d) shall not be deemed to be Qualified Timeshare Loans or Non-Conforming Qualified Timeshare Loans.”

9.          Permitted Prepayments. The last paragraph of Section 6.6 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“Notwithstanding the foregoing, Borrower may prepay a portion of the outstanding principal balance of the Receivables Loan by a single prepayment each calendar year (beginning in 2014 and continuing each year thereafter so long as the Receivables Loan Advance Period has not expired) for the purpose of a receivables securitization or similar conduit transaction, subject to the following terms and conditions:

(i)          at no time will the unpaid principal balance of the Receivables Loan be less than $10,000,000 after such partial prepayment unless the Receivables Loan Advance Period has then expired;

(ii)         if the unpaid principal balance of the Receivables Loan is less than $10,000,000 due to subsequent amortization following any such partial prepayment during the Receivables Loan Advance Period, Borrower will within ninety (90) days request the necessary Advance(s) under the Receivables Loan to restore such unpaid principal balance of the Receivables Loan to an amount not less than $10,000,000;

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(iii)        the partial prepayment may occur only one (1) time in each calendar year beginning in calendar year 2014 and after thirty (30) days prior written notice from Borrower to Agent of Borrower’s intent to make such partial prepayment; and

(iv)        the portfolio characteristics of the remaining pledged Collateral of the Qualified Timeshare Loans (i.e. weighted average FICO score, average balance, WAC, etc.) must be substantially similar to those characteristics in existence for such Qualified Timeshare Loans immediately prior to such partial prepayment.

Borrower agrees that Agent will have the right of first refusal with respect to the financing of Timeshare Loans included in the Lender Portfolio Timeshare Loans that did not qualify for such receivables securitization or similar conduit transaction.”

10.         Release. Section 7.10 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“7.10 Release. In the event of (i) a partial prepayment of the Receivables Loan subject to the terms and conditions set forth in Section 6.6 of this Agreement, or (ii) a prepayment in full of the Receivables Loan and termination of this Agreement and the other Loan Documents, Agent shall release its security interest and assign or deliver to Borrower such Timeshare Loans, Notes, Mortgages and other related Collateral assigned to Agent, for the benefit of Lenders, under this Agreement or the other Loan Documents, provided that, if such prepayment is a partial prepayment of the Receivables Loan permitted under Section 6.6 of this Agreement, Agent and Borrower shall mutually agree as to the collateral pool to be released, so that (i) the quality and nature of the Timeshare Loans, Notes, Mortgages and other related Collateral from a credit underwriting standard after such release is materially consistent (other than seasoning) with the quality and nature of the Timeshare Loans, Notes, Mortgages and other related Collateral from the credit underwriting standard that existed immediately prior to such partial prepayment and release, (ii) Borrower maintains the borrowing base formula set forth in Section 2.1 of this Agreement equal to the sum of (a) eighty-five percent (85%) of the unpaid principal balance of Qualified Timeshare Loans included within the Lender Portfolio Timeshare Loans assigned to Agent in connection with prior Advances, plus (b) fifty percent (50%) of the unpaid principal balance of Non-Conforming Qualified Timeshare Loans included within the Lender Portfolio Timeshare Loans assigned to Agent in connection with prior Advances, and (iii) no Default or Event of Default will result from such release. All releases by Agent to Borrower shall be (a) in form reasonably satisfactory to Agent, and (b) at the Borrower’s cost and expense.”

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11.         Pension Plans. Section 8.16 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“8.16     Pension Plans. Borrower has no obligations with respect to any employee pension benefit plan, as such term is defined in the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”), with any such plan referred to herein as a “Plan,” except as described in Schedule 8.16. No “Prohibited Transaction” with respect to the Borrower within the meaning of Section 406 of ERISA exists or will exist with respect to any Plan upon the execution and delivery of this Agreement or the performance by the parties hereto of their respective duties and obligations hereunder, except a prohibited transaction that qualifies for an exemption under ERISA.

Neither Borrower nor any ERISA Affiliate sponsors any pension plan subject to Title IV of ERISA. Neither Borrower nor any ERISA Affiliate is a party to a collective bargaining agreement that requires it to make contributions to: (a) any pension plan subject to Title IV of ERISA or (b) any “multi employer plan” as such term is defined in Section 4001(a)(3) of ERISA. Neither Borrower nor any ERISA Affiliate has incurred withdrawal liability under Section 4201 or 4204 of ERISA. The term “ERISA Affiliates” means any trade or business (whether or not incorporated) that is treated as a single employer together with Borrower under Section 414 of the Internal Revenue Code of 1986, as amended.”

12.         Payment or Replacement of Timeshare. Section 12.1 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

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“12.1      Delinquent Loans. Borrower shall pay to Agent, for the benefit of Lenders to be applied against the outstanding principal balance on the Receivables Loan, an amount equal to 85% of the then unpaid principal balance of any Timeshare Loan (or 50% of the then unpaid principal balance of such Timeshare Loan if it is a Non-Conforming Qualified Timeshare Loan) comprising part of the Lender Portfolio Timeshare Loans (without prepayment penalty or premium) in the event that: (a) such Timeshare Loan becomes a Delinquent Loan, (b) any applicable representation or warranty set forth at Sections 9 or 10 or elsewhere herein proves false with respect to such Timeshare Loan, (c) the attorney, Title Company or other approved person fails to comply with the requirements of Section 23.1 with respect to such Timeshare Loan to the extent applicable, or (d) Borrower shall fail to deliver a Title Insurance Policy, as required by Section 23.2 with respect to such Timeshare Loan. With respect to a Delinquent Loan, such payment shall be made on or before the thirtieth (30th) day after such Timeshare Loan has become a Delinquent Loan, computed without reference to any notice or grace period. With respect to a Timeshare Loan in respect of which a representation or warranty proves or becomes false or which Borrower is obligated to pay under subsection 12.1(c) or (d), such payment shall be made within thirty (30) days after Borrower becomes aware of such false representation or warranty, failure to confirm or failure to deliver, by receipt of notice from Agent or otherwise. Other than in connection with Permitted Modifications, Borrower may not cure any actual or anticipated delinquency of any Lender Portfolio Timeshare Loan by revising, rewriting or recasting the payment terms of such Timeshare Loan unless otherwise agreed to by Lender in writing in its sole discretion. If a Qualified Timeshare Loan or Non-Conforming Qualified Timeshare Loan is amended to cure a delinquency without Lender’s agreement, such Timeshare Loan shall be deemed a Delinquent Loan. In the event that the then outstanding principal balance of the Receivables Loan is less than 85% of the aggregate outstanding principal balances of the Timeshare Loans (or 50% of the aggregate outstanding principal balances of Timeshare Loan constituting Non-Conforming Qualified Timeshare Loans, as applicable) then comprising the Lender Portfolio Timeshare Loans (after removal of the applicable Delinquent Loans and Timeshare Loans described in subsection 12.1(c) and (d)), except to the extent Borrower has pledged additional Qualified Timeshare Loans or Non-Conforming Qualified Timeshare Loans for such Delinquent Loans, Agent, at its sole discretion, may waive the prepayment requirement set forth in the first sentence of this Section 12.1.”

13.          Minimum Tangible Net Worth. Section 16.1 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“16.1      Minimum Tangible Net Worth. Borrower shall maintain Tangible Net Worth of not less than Two Hundred Sixty-Five Million Dollars ($265,000,000) as of the Closing Date and at all times thereafter through and including December 31, 2013. Borrower shall maintain Tangible Net Worth for each subsequent fiscal year end (commencing with the fiscal year ending December 31, 2014) equal to the Tangible Net Worth required to be maintained under this Section 16.1 for the immediately preceding fiscal year end, plus twenty-five percent (25%) of Borrower’s Net Income (but no reduction for any loss) during the then current fiscal year end, provided that, in no event will Tangible Net Worth of Borrower as of the end of any fiscal year be less than Two Hundred Sixty-Five Million Dollars ($265,000,000).”

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14.         Leverage Ratio. Section 16.2 of the Loan Agreement shall be and is hereby amended and restated to read, in its entirety, as follows:

“16.2      Leverage Ratio. Borrower shall maintain a Leverage Ratio of not more than 2.5 to 1.0 as of December 31, 2012 and as of each fiscal year end thereafter. Such covenant will be calculated by Borrower consistent with the past practices of Borrower and utilizing the appropriate period-end dollar numbers from the consolidated financial statements of Borrower delivered to Agent in accordance with Section 17.2 or Section 17.4, as applicable, of the Loan Agreement.”

15.         Event of Default under Merger Financing. The following Section 25.14 shall be added after Section 25.13 of the Loan Agreement as a new section thereto:

“25.14     Event of Default under Merger Financing. Should Borrower default in respect of any of its payment obligations under that certain Note Purchase and Collateral Trust and Security Agreement by and among Borrower, U.S. Bank National Association, AIG Asset Management (U.S.) LLC and the other parties thereto dated March 26, 2013, and should such default continue uncured beyond all applicable notice and/or grace periods (a “Merger Agreement Default”), Agent and Lenders may, at their option and in their sole discretion, terminate the Receivables Loan Advance Period. Notwithstanding the foregoing, nothing contained herein shall be deemed to impair or constitute a waiver of any right or remedy available to Agent and Lenders under this Agreement or the other Loan Documents following the occurrence of an Incipient Default, an Event of Default or a Merger Agreement Default.”

16.         Amendment Fee. As consideration for Agent and Lenders entering into this Amendment, Borrower hereby agrees to pay to Agent, for the benefit of Lenders, an amendment fee equal to $125,000.00 (the “Amendment Fee”). The Amendment Fee is due and payable in full upon the closing of this Amendment. Borrower agrees that the Amendment Fee has been fully earned by Agent and Lenders and is non-refundable.

17.         Updated Schedules and Exhibits. Each of the Schedules and Exhibits appended to this Amendment shall replace and supersede the corresponding Schedule or Exhibit appended to the Loan Agreement.

18.         Costs and Expenses. Borrower agrees to pay all reasonable costs and expenses, including reasonable attorneys’ fees incurred by Agent and Lenders in connection with the review, preparation, negotiation, documentation and consummation of the transactions contemplated under this Amendment.

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19.         Further Agreements and Representations. Borrower hereby:

19.1         ratifies, confirms and acknowledges that the Loan Agreement, as amended hereby, and all other Loan Documents to which Borrower is a party continue to be valid, binding and in full force and effect as to Borrower as of the date of this Amendment, and enforceable as to Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether construed in a proceeding in equity or at law) ;

19.2         covenants and agrees to perform all of its obligations under the Loan Agreement, as amended hereby, and all other Loan Documents;

19.3         acknowledges and agrees that as of the date hereof, it does not have any defense, set-off, counterclaim or challenge against the payment of any sums owing to Agent or Lenders or the enforcement of any of the terms of the Loan Agreement, as amended hereby, or any of the other Loan Documents;

19.4         ratifies, confirms and continues all liens, security interests, pledges, rights and remedies granted to Agent, for the benefit of Lenders, by Borrower in the Loan Documents;

19.5         represents and warrants that all representations and warranties of Borrower as contained in the Loan Agreement and the other Loan Documents are true, correct and complete as of the date of this Amendment (except to the extent such representations and warranties specifically relate to an earlier date in which case Borrower hereby reaffirms such representations and warranties as of such earlier date);

19.6         represents and warrants that all schedules and exhibits attached to and made part of the Loan Agreement, as amended hereby, and the other Loan Documents are true, correct and complete as of the date of this Amendment; and

19.7         represents and warrants that no condition or event exists after taking into account the terms of this Amendment which would constitute an Incipient Default or an Event of Default.

20.         Other References. All references in the Loan Agreement and all the Loan Documents to the term “Loan Documents” shall mean the Loan Documents as defined therein, this Amendment and any and all other documents executed and delivered by Borrower pursuant to and in connection herewith.

21.         No Novation. Nothing contained herein and no actions taken pursuant to the terms hereof are intended to constitute a novation of any of the Loan Documents and shall not constitute a release, termination or waiver of any of the liens, security interests, rights or remedies granted to Agent, for the benefit of Lenders, in the Loan Agreement or the other Loan Documents.

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22.         No Waiver. Nothing contained herein constitutes an agreement or obligation by Agent or any Lender to grant any further amendments to any of the other Loan Documents. Nothing contained herein constitutes a waiver or release by Agent or any Lender of any rights or remedies available to Agent or such Lender under the Loan Documents, at law or in equity.

23.         Inconsistencies. To the extent of any inconsistency between the terms and conditions of this Amendment and the terms and conditions of the other Loan Documents, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Agreement and any other Loan Documents not inconsistent herewith shall remain in full force and effect.

24.         Binding Effect. This Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

25.         Governing Law. THIS AMENDMENT, THE LOAN DOCUMENTS AND ALL TRANSACTIONS CONTEMPLATED HEREUNDER, AND ALL THE RIGHTS OF THE PARTIES SHALL BE GOVERNED AS TO THE VALIDITY, INTERPRETATION, CONSTRUCTION, ENFORCEMENT AND IN ALL OTHER RESPECTS BY THE LAW OF THE STATE OF CONNECTICUT, THE PRIMARY PLACE OF BUSINESS OF AGENT, WITHOUT REGARD TO ITS RULES AND PRINCIPLES REGARDING CONFLICTS OF LAWS OR ANY RULE OR CANON OF CONSTRUCTION WHICH INTERPRETS AGREEMENTS AGAINST THE DRAFTSMAN.

26.         Waiver of Right to Trial by Jury. BORROWER, AGENT AND LENDERS WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER OR UNDER ANY OF THE DOCUMENTS COLLATERAL HERETO, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF BORROWER, AGENT OR ANY LENDER WITH RESPECT HERETO OR TO ANY OF THE DOCUMENTS COLLATERAL HERETO, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. BORROWER, AGENT AND LENDERS AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AMENDMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE OTHER PARTIES’ TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. BORROWER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT IT FULLY UNDERSTANDS ITS TERMS, CONTENT AND EFFECT, AND THAT IT VOLUNTARILY AND KNOWINGLY AGREES TO THE TERM OF THIS SECTION.

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The waiver and stipulations of the Borrower, Agent and Lenders in this Section shall survive the final payment or performance of all of the Obligations.

27.         Counterparts; Facsimile Signatures. This Amendment may be signed in any number of counterparts, each of which when so executed shall be an original, with the same effect as if the signature thereto and hereto were on the same instrument. This Amendment shall become effective upon Agent’s receipt of one or more counterparts hereof signed by Borrower, Agent and Lenders. Any signature on this Amendment delivered by Borrower by facsimile or other electronic transmission shall be deemed to be an original signature thereto.

28.         Time of the Essence. Time is of the essence in the performance by Borrower of all its obligations hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

BORROWER:

BLUEGREEN CORPORATION

By:	/s/ Anthony M. Puleo
Anthony M. Puleo, Senior Vice President, CFO and Treasurer

AGENT:

LIBERTY BANK

By:	/s/ Denise M. Brewer
Denise M. Brewer, Vice President

LENDERS:

LIBERTY BANK

By:	/s/ Denise M. Brewer
Denise M. Brewer, Vice President

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